Exhibit 10.1
GulfMark Offshore, Inc.
2011 Non-Employee Director Share Incentive Plan
Notice of Stock Award
You have been granted an award of restricted shares of the Class A Common Stock, $.01 par value per share (the “Shares”), of GulfMark Offshore, Inc. (the “Company”) on the following terms:

Name of Recipient:	________________________

Total Number of Shares Granted:	____________

Fair Market Value per Share:	$___________

Total Fair Market Value of Award:	$___________

Date of Grant:	____________

Vesting Date:	On the one year anniversary of the Date of Grant shown above, subject to earlier vesting as provided in the Plan.

Award Certificated:	____________

Payment in lieu of Fractional Shares:	$____________
You and the Company agree that this award is granted under and governed by the terms and conditions of the GulfMark Offshore, Inc. 2011 Non-Employee Director Share Incentive Plan (the “Plan”) and the Stock Award Agreement, which is attached to and made a part of this document.
You further agree that the Company may deliver by email all documents relating to the Plan or this award (including prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by or on behalf of the Company. If the Company posts these documents on a website, it will notify you by email.

Recipient:	GulfMark Offshore, Inc.

By:
Consent of Recipient’s Spouse:	Name:

Title:

GulfMark Offshore, Inc.
2011 Non-Employee Director Share Incentive Plan
Stock Award Agreement

Payment for Shares:	No payment is required for the shares that you are receiving.

Vesting:	The shares that you are receiving will vest in one installment, as shown in the Notice of Stock Award. In addition, the shares vest in full (a) if a “Change in Control” (as defined in the Plan) occurs before your tenure as a director terminates, (b) in the event of your death or disability, or (c) in the event the Company fails to nominate you for re-election as a director, or you are nominated but not re-elected by the stockholders of the Company and you complete your term of service. Except as expressly provided in the Plan, no additional shares vest after you are no longer a director for any reason.

Except as expressly provided in the Plan, no additional shares vest after you are no longer a director for any reason.

Transfer of Shares Restricted:	Unvested shares will be considered “Unvested Stock Awards.” You may not sell, transfer, pledge or otherwise dispose of any Unvested Stock Awards, except in your will or in any beneficiary designation.

Forfeiture:	If your term as a director terminates for any reason, except as expressly permitted in the Plan, then your shares will be forfeited to the extent that they have not vested before the termination date and your shares will not vest as a result of the termination. This means that the Unvested Stock Awards will immediately revert to the Company, and you will need to return any stock certificates issued to you that relate to the Unvested Stock Awards. You will not receive any payment for Unvested Stock Awards that are forfeited.

The Company determines when your term as a director terminates for this purpose.

Stock Certificates:	The Company may issue you certificates for your shares or it may record the issuance of shares to you in the Company’s transfer records. If certificates for Unvested Stock Awards are issued to you, they will have stamped on them a restrictive legend.

The Company will have no obligation to deliver any shares to you unless such delivery would comply with all applicable laws (including the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

Voting Rights:	You may vote your shares even before they vest.

Dividend Rights:	Any cash dividends paid with respect to an Unvested Stock Award will be accumulated and paid when such award vests.

Withholding Taxes:	You understand that you (and not the Company) are responsible for your own federal, state, local or foreign tax liability and any of your other tax consequences that may arise as a result of the transactions contemplated by this Agreement. You shall rely solely on the determinations of your tax advisors or your own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters, including with regard to determining whether you are eligible to make an election with respect to the Unvested Award Shares under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”), and determining whether such an election would be in your best interests. You shall notify the Company in writing if you file an election pursuant to Section 83(b) of the Code with the Internal Revenue Service within 30 days from the date of the acquisition of the Award Shares hereunder.

No shares will be released to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this award or the vesting of the shares. Subject to the Company’s consent, these arrangements may include (a) withholding share of Company stock that otherwise would be issued to you when they vest or (b) surrendering shares that you previously acquired. The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

Restrictions on Resale:	You agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you serve as a director and for such period of time after the termination of your serving as a director as the Company may specify.

Tenure:	Your right, if any, to continue to serve as a director of the Company or any of its subsidiaries or affiliates is not enlarged or otherwise affected by your designation as a participant under the Plan.

Adjustments:	In the event of a stock split, a stock dividend, a merger, combination or consolidation or a similar change in the Company’s Class A Common Stock, Unvested Stock Awards will be adjusted as provided in the Plan.

The Plan and Other Agreements:	The text of the Plan is incorporated in this Agreement by reference. In the event of any conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control.

This Agreement, the Notice of Stock Award and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

Spousal Consent:	By executing the cover sheet of this Agreement, your spouse acknowledges that he or she is fully aware of, understands, and fully consents and agrees to, the provisions of this Agreement and its binding effect, and your spouse hereby acknowledges, stipulates, confesses and agrees that the Unvested Award Shares owned by you as of the date of this Agreement are your separate property or community property subject to your sole management and control.
By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.